SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            -------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) March 31, 1997.


                                TOSCO CORPORATION

               (Exact name of registrant as specified in charter)


 NEVADA                          1-7910                           95-1865716
(State or other                (Commission                      (IRS Employer
jurisdiction of                 File Number)                    Identification
incorporation)                                                       No.)


72 CUMMINGS POINT ROAD, STAMFORD, CT                          06902
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code          203-977-1000


-----------------------------------------------------------------------
(Former name or former address, if changed since last report.)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

          On March 31, 1997, Tosco acquired from Union Oil Company of California ("Unocal") its West Coast petroleum refining, marketing and related supply and certain transportation assets (the "Acquisition") for a purchase price of approximately $1.4 billion, plus inventory preliminarily valued at approximately $396 million as of the closing date. In addition, Unocal is entitled to receive contingent participation payments over the next seven years, up to a maximum amount of $250 million, if the margin on sales to branded dealers exceeds a base index and/or the differential between California Air Resources Board Phase II gasoline and conventional gasoline exceeds a base index. For a period of 25 years, Unocal will be responsible for environmental liabilities arising out of or relating to the period prior to the closing, except that Tosco will pay the first $7 million of such environmental liabilities each year, plus 40% of any amounts in excess of $7 million per year, with Unocal paying the remaining 60% each year. The aggregate maximum amount that Tosco may have to pay in total for the 25 year period for such environmental liabilities is limited to $200 million.

          The assets which were acquired from Unocal include the following: two petroleum refining systems comprised of four sites in California with an aggregate throughput capacity of 250,000 barrels per day; a retail gasoline system, consisting of approximately 1,325 76-branded gasoline stations, approximately 1,100 of which are company-controlled, which currently sells over 130,000 barrels per day of gasoline and diesel fuel; a distribution system comprised of 13 company-owned oil storage terminals, three modern American-flag 40,000 deadweight-ton tankers and rights with respect to 1,500 miles of crude oil and product pipelines; the worldwide rights to the "76" and "Union" brands, together with the distinctive orange ball logo, in the petroleum refining and marketing businesses, except for pre-existing license grants relating to 76 Truckstops and to Uno-Ven; and Unocal's lubricants manufacturing, distribution and marketing business. Tosco has entered into an agreement to sell the three tankers it acquired from Unocal.

          The purchase price paid pursuant to the Acquisition consisted of approximately $1.4 billion of cash (including inventories) and 14,092,482 shares of Common Stock of Tosco having an aggregate value of approximately $397 million. The shares of Common Stock which Unocal received (the "Unocal Shares") were valued at $28.1625 per share, which was the average of the high and low Tosco stock prices for the ten trading days preceding the closing date. Tosco's cash portion of the purchase price for the Acquisition, including working capital, was obtained from a combination of Tosco's available cash, borrowings under Tosco's amended and restated revolving credit agreement (the "New Credit Agreement"), borrowings under a $250 million credit agreement entered into on March 31, 1997 (the "Additional Credit Agreement") and proceeds received from Tosco's sale of $600 million unsecured term debt securities on January 14, 1997. The New Credit Agreement and Additional Credit Agreement are each with a group of bank lenders, for which The First National Bank of Boston acts as agent. Service stations were purchased directly from Unocal for approximately $250 million by a special purpose entity which leased the service stations to Tosco pursuant to a long-term operating lease which provides Tosco with the option to purchase the service stations at agreed upon prices.

          In connection with the Acquisition, Tosco and Unocal entered into a Stock Purchase and Shareholder Agreement, as amended, relating to Unocal's disposition and voting of Unocal Shares. Tosco has the right to repurchase the Unocal Shares at various prices in connection with a public offering by Tosco of shares of its Common Stock. The agreement provides certain registration rights with respect to the Unocal Shares and restricts Unocal's rights to sell the Unocal Shares or acquire additional shares of Tosco, requires Unocal to vote the Unocal Shares at all shareholder meetings in proportion to the votes of other shareholders and prohibits Unocal from taking or influencing the control of Tosco.

          The purchase price and all negotiations relating to the transaction were on an arm's length basis. The assets acquired by Tosco will continue to be used for the same purposes.

          The foregoing description of the Acquisition is qualified in its entirety by reference to the complete text of the acquisition agreement which was filed as an exhibit to Tosco's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          FINANCIAL STATEMENTS

          The financial statements of 76 Products Company, a division of Unocal, are attached hereto.

          PRO FORMA FINANCIAL INFORMATION

          It is impracticable to file with this Report the pro forma financial information required to be filed in connection with the Acquisition pursuant to
Article 11 of Regulation S-X. Such pro forma financial information will be filed by amendment as soon as practicable and not later than 60 days after this Report must be filed.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  April 11, 1997

                                         TOSCO CORPORATION


                                          By:/S/ Jefferson F. Allen
                                                 Jefferson F. Allen,
                                                 Executive Vice President
                                                 and Chief Financial Officer

COOPERS & LYBRAND

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of directors of Union Oil Company of California

We have audited the accompanying consolidated balance sheets of 76 Products Company and subsidiaries (a division of Union Oil Company of California, dba Unocal) as of December 31, 1996 and 1995 and the related consolidated statements of operations, cash flows and parent company investment for the years ended December 31, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the 76 Products Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 76 Products Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.
Newport Beach, California
February 14, 1997

                               76 Products Company
                           Consolidated Balance Sheets
                              (Dollars in Millions)

                                                 December 31,            December 31,
                                                    1996                     1995
        Assets

   Current assets:
     Cash and cash equivalents                        $16.0                    $24.9
     Accounts and notes receivable (net)              243.7                    252.6
     Inventories                                      256.1                    249.3
     Other current assets                               3.7                      4.0
                                                   ---------                ---------
        Total current assets                          519.5                    530.8

   Property, plant and equipment at cost            3,535.0                  3,330.2
   Less accumulated depreciation and amortization  (1,358.3)                (1,253.0)
                                                  -----------               ----------
   Property, plant and equipment (net)              2,176.7                  2,077.2
   Other assets                                        43.8                     32.4
                                                  -----------               ----------
     Total assets                                  $2,740.0                 $2,640.4
                                                  ===========               ==========
   Liabilities and Parent Company Investment

   Current liabilities:
     Trade accounts payable                          $355.3                   $327.1
     Accrued liabilities                               12.4                     11.7
     Taxes payable                                     63.8                     69.5
     Other current liabilities                         21.2                     18.7
                                                  ----------                ----------
       Total current liabilities                      452.7                    427.0

   Long-term debt and capital lease obligations         2.3                      2.7
   Accrued environmental and other deferred
     liabilities                                       14.3                     26.3
   Deferred income taxes                              176.9                    144.5
                                                 -----------                ----------
     Total liabilities                                646.2                    600.5

   Parent company investment
     Excess of assets over liabilities              2,093.8                  2,039.9
                                                 -----------                ----------
     Total liabilities and parent company
         investment                                $2,740.0                 $2,640.4
                                                 ===========                ===========

                              76 Products Company
                     Consolidated Statements of Operations
                             (Dollars in Millions)

                                                      Years Ended December 31,
                                               1996                1995             1994
Revenues
   Sales and services-unrelated parties*         $ 4,854.6          $4,018.0         $3,672.6
   Sales and services-related parties                 14.1              18.2              7.8
                                                 ----------         ----------       ----------
     Total revenues                                4,868.7           4,036.2          3,680.4

Costs and Expenses
  Cost of products sold and operating expenses     2,936.3            2,267.9         1,865.4
  Cost of products purchased from related parties    372.9              462.1           425.0
  Selling, administrative, and general expenses      341.0              310.0           346.0
  Excise, property, and other operating taxes*     1,040.5              940.9           931.4
  Depreciation and amortization                      145.3              110.4           114.2
  Interest expense                                     1.2                0.3             0.3
                                                  -----------        ----------       ----------
Income (loss) before provision (benefit)
   for income taxes                                   31.5              (55.4)           (1.9)

Provision (benefit) for income taxes                  17.6              (38.0)           (0.2)
                                                   ----------         ----------       ----------
   Net income (loss)                              $   13.9           $  (17.4)          $(1.7)
                                                 ============        ===========       ==========

* Includes consumer excise taxes of              $ 1,011.2           $  897.7          $892.9


  The accompanying notes are an integral part of these consolidated financial statements.


                              76 Products Company
              Consolidated Statement of Parent Company Investment
                             (Dollars in Millions)

 Excess of assets over liabilities at December 31, 1993         $1,618.1
   Net loss for the year ended December 31, 1994                    (1.7)
   Net change in parent company advances                           228.4
                                                               -----------
 Excess of assets over liabilities at December 31, 1994          1,844.8
   Net loss for the year ended December 31, 1995                   (17.4)
   Net change in parent company advances                           212.5
                                                                -----------
 Excess of assets over liabilities at December 31, 1995          2,039.9
   Net income for the year ended December 31, 1996                  13.9
   Net change in parent company advances                            40.0
                                                               ------------
 Excess of assets over liabilities at December 31, 1996         $2,093.8
                                                               =============

The accompanying notes are an integral part of these consolidated financial statements.

                              76 Products Company
                     Consolidated Statements of Cash Flows
                             (Dollars in Millions)


                                                                  Years Ended December 31,
                                                                  1996            1995            1994

Cash Flows from Operating Activities
Net income (loss)                                                  $13.9           $(17.4)           $(1.7)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
         Depreciation and amortization                             145.3            110.4            114.2
         Gain on sale of assets (pre-tax)                           (5.2)            (2.2)            (0.9)
         Expense provisions (uninsured loss,
           environmental and litigation)                            27.6             31.8             33.5
         Provision (benefit) for deferred income taxes              32.3            (13.0)            (6.4)
         Equity in earnings of affiliates, net of dividends          9.2              1.1             (0.1)
         Provision for doubtful accounts                             2.7              0.3             (1.6)

Changes in operating assets and liabilities:
    Decrease (increase) in accounts and notes receivable             6.3           (118.9)           (45.4)
    Decrease (increase) in inventories                              (6.8)           (16.0)           (31.0)
    Decrease (increase) in other current assets                      0.3              0.6              4.9
    Decrease (increase) in other assets                            (16.8)             6.0             (0.1)
    Increase (decrease) in trade accounts payable                   28.2            105.9             58.2
    Increase (decrease) in accrued liabilities                       0.7              0.3              0.9
    Increase (decrease) in taxes payable                            (5.7)             9.6             (4.9)
    Increase (decrease) in accrued environmental
      /other deferred liabilities                                  (37.1)           (39.1)           (12.8)
                                                                ------------      ------------      --------
Net cash provided by operating activities                          194.9             59.4            106.8
                                                                ------------      -------------     ---------
Cash Flows from Investing Activities
    Capital expenditures                                          (223.6)          (404.4)          (366.8)
    Proceeds from sale of assets                                     7.7              2.6              4.0
    (Increase) decrease in investment in joint venture affiliates   (3.7)            (0.5)             9.7
                                                                 -------------     ------------     ----------
Net cash used in investing activities                             (219.6)          (402.3)          (353.1)
                                                                 -------------     ------------     ----------
Cash Flows from Financing Activities
    Increase (decrease) in other long-term liabilities              (0.3)            (0.5)             -
    Net change in parent company advances                           16.1            342.1            261.3
                                                                 ------------      ------------     -----------
Net cash provided by financing activities                           15.8            341.6            261.3

Net Increase (Decrease) in cash and cash equivalents                (8.9)            (1.3)            15.0
Cash and cash equivalents at Beginning of Year                      24.9             26.2             11.2
                                                                 -------------     ------------    ----------
Cash and cash equivalents at End of Year                           $16.0            $24.9            $26.2
                                                                 =============     ============    ===========
-------------------------------------------------------------------------------------------------------------------------

Supplemental disclosure of cash flow information:
     Cash paid during the year for:
          Interest                                               $  1.2            $   0.3          $ 0.3


The accompanying notes are an integral part of these consolidated financial statements.

                               76 PRODUCTS COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in Millions)


NOTE 1 - BUSINESS OPERATIONS AND BASIS OF PRESENTATION

76 Products Company and its consolidated subsidiaries (76 Products or the Company) operate as a business division of Union Oil Company of California (dba Unocal) which is also referred to as the parent company. This division is engaged primarily in the manufacture, purchase, transportation and marketing of petroleum products in the western United States. Operating assets primarily consist of three refineries in California, service stations, various terminals, bulk plants, pipelines, tankers and trucks.

On December 14, 1996, Unocal signed a sale and purchase agreement to sell its refining, marketing and transportation assets to Tosco Corporation. The anticipated closing date is March 31, 1997. The accompanying consolidated financial statements do not include any adjustments that might result from the proposed sale.

The accompanying consolidated financial statements are presented as if 76 Products had existed as an entity separate from Unocal, during the years presented. They include expenses, net of recoveries, attributable to the Company that were not recorded in the accounts of the business division. In addition, they include allocations and estimates of direct and indirect corporate administrative costs attributable to the Company. The methods by which such amounts are attributed or allocated are deemed reasonable by management.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION The consolidated financial statements of the Company include the accounts of subsidiaries more than 50 percent owned. Investments in affiliates owned 50 percent or less are accounted for by the equity method. Under the equity method, the investments are stated at cost plus the Company's equity in undistributed earnings after acquisition. Income taxes estimated to be payable when earnings are distributed are included in deferred income taxes.

USE OF ESTIMATES The consolidated financial statements are prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect the amounts of assets and liabilities and the disclosures of contingent liabilities as of the financial statement date and the amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS The Company participates in Unocal's centralized funding and cash management system. Under this system, the Company utilizes Unocal's banks for cash deposits and withdrawals. Cash equivalents consist of highly liquid investments, such as time deposits and commercial paper issued by Unocal. At times, bank balances may be in excess of the federally insured limit.

ACCOUNTS RECEIVABLE AND CREDIT RISK The Company grants credit terms in the normal course of business to its credit card customers, service station dealers, airlines and other oil companies. As part of its ongoing control procedures, the Company monitors the credit worthiness of its customers. The Company requires collateral from service station dealers to support credit sales. An estimated provision for returns and credit losses has been provided for in the consolidated financial statements. There were no significant concentrations of credit risk at December 31, 1996 or 1995.

INVENTORIES Crude oil and refined product inventories are valued at the lower of cost or market. Cost is determined on the last-in, first-out (LIFO) inventory method. Materials and supplies are valued at cost, not in excess of market value.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are stated at cost. Depreciation and amortization are generally provided using the straight-line method based on estimated useful lives ranging from 20-30 years for refinery facilities and from 3-30 years for all other property, plant and equipment. Replacements and major improvements are capitalized. Expenditures for maintenance and repairs, including those for refinery turnarounds, are expensed. Upon retirement of property, plant and equipment, remaining book values are charged to depreciation expense. Gains or losses on sales of properties are included in current income.

IMPAIRMENT A long-lived asset is reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Impairment charges are made for the write-down of long-lived assets when it is determined that the carrying values of the assets may not be recoverable.

INCOME TAXES The Company's results of operations are included in the consolidated U.S. federal and state income tax returns of Unocal. Income taxes are computed on a separate-return basis using the liability method as prescribed in Statement of Financial Accounting Standards ( SFAS) No. 109, "Accounting for Income Taxes." Any resulting current tax liability or refund is settled with Unocal through the parent company's investment in 76 Products on a current basis. Under the liability method, the amount of deferred tax liabilities or assets at the end of each period is determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Deferred income taxes are provided for the estimated income tax effect of temporary differences between financial reporting and tax bases in assets and liabilities. Deferred tax assets are also provided for certain tax credit carryforwards. A valuation allowance to reduce deferred tax assets is established, if appropriate.

For purposes of these separate consolidated financial statements, the stand-alone tax provision has been reduced by California business tax credits, which would be utilized in the consolidated return, even where such credits could not be used by the Company on a separate-return basis.

ENVIRONMENTAL EXPENDITURES Environmental expenditures that create future benefits or contribute to future revenue generation are capitalized. Expenditures that relate to existing conditions caused by past operations are expensed.

Liabilities related to environmental assessments and future remediation costs are recorded when such liabilities are probable and the amounts can be reasonably estimated . The Company considers a site to present a probable liability when an investigation has identified environmental remediation requirements for which the Company is responsible. Other than for assessments, the timing of accruing for remediation costs generally coincides with the Company's completion of investigation or feasibility work and the recommendation of remedy or commitment to an appropriate plan of action. Environmental liabilities are not discounted or reduced by possible recoveries from third parties.

FINANCIAL INSTRUMENTS The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Gains and losses arising from commodity futures contracts are deferred and included in the basis of the underlying transactions.

RECLASSIFICATION

Certain items in the 1994 and 1995 financial statements have been reclassified to conform to the 1996 presentation.

NOTE 3 - RELATED PARTY TRANSACTIONS

For purposes of these separate consolidated financial statements, payables and receivables related to transactions between 76 Products and Unocal, as well as liabilities and refunds related to income taxes (See Note 2), are included as a component of parent company investment. Non-cash transfers of properties between 76 Products and Unocal are offset to the parent company investment account on the consolidated balance sheets.

NOTE 4 - WRITE-DOWN OF ASSETS

During 1996, the Company wrote down $8.1 for costs related to its Point Arguello Pipeline investment, $4.9 for costs related to its Pacific Pipeline investment and $0.7 related to terminal operations. During 1994, the Company wrote off $3.7 for certain pipeline related assets and $7.0 for costs related to the reformulated fuels program at the Company's Los Angeles refinery due to project modifications.

NOTE 5 - EXCISE, PROPERTY AND OTHER OPERATING TAXES

Taxes other than income taxes consist of the following:

                                                        Years Ended December 31
                                                 1996                1995          1994
Consumer excise taxes                            $ 1,011.2           $ 897.7       $ 892.9
Real and personal property taxes                      23.6              28.4          23.9
Other taxes and duties                                 5.7              14.8          14.6
                                                 -----------         ----------    --------
    Total                                        $ 1,040.5           $ 940.9       $ 931.4
                                                ============         ==========    ========

NOTE 6 - INCOME TAXES


The provision (benefit) for income taxes consists of the following:
                                                  Year Ended December 31,
                                               1996                      1995          1994
Current
  Federal                                      $ 13.7                    $ (23.0)      $  6.2
  State                                         (28.4)                     ( 2.0)           -
                                              ----------                 ----------     --------
    Total                                       (14.7)                     (25.0)         6.2
                                              ----------                 ----------     --------
Deferred
  Federal                                       ( 3.1)                      14.3         (6.4)
  State (a)                                      35.4                      (27.3)          -
                                              ----------                 ----------     --------
    Total                                        32.3                      (13.0)        (6.4)
                                              ----------                 ----------     --------
Total provision (benefit) for income taxes    $  17.6                     $(38.0)       $(0.2)
                                              ===========                ==========     ========
 (a)  1995 includes state business tax
credits of $28.0.


The following table is a reconciliation of income taxes at the federal statutory rates to income taxes as reported in the consolidated statements of operations:

                                                  Year Ended December, 31,
                                               1996                       1995            1994
Federal statutory rate                          35%                       35%               35%
Provision (benefit) for income taxes
  on book income at statutory rate          $ 11.0                    $(19.4)            $(0.7)
California business tax credits,
  net of federal tax effect                                            (18.2)
Other                                          6.6                     ( 0.4)              0.5
                                           -----------               -----------        ---------
                                            $ 17.6                    $(38.0)            $(0.2)
                                           ===========               ===========        ==========

The Company's net deferred income tax assets (liabilities) consist of the following:
                                              December 31,              December 31,
                                                 1996                       1995

Deferred tax assets (liabilities)
  Properties                                  $  (185.6)                $ (168.7)
  Inventories                                    ( 13.0)                   (12.0)
  Other deferred tax liabilities                   (1.1)                    (4.0)
  Other deferred tax assets                        22.8                     40.2
                                             --------------            -------------
      Total                                   $  (176.9)                $ (144.5)
                                              --------------           --------------

NOTE 7 - ACCOUNTS AND NOTES RECEIVABLE

Accounts and notes receivable consist of the following:
                                              December 31,         December 31,
                                                 1996                 1995

Trade accounts receivable (a)                 $ 255.0               $  251.8
Notes receivable                                  1.5                   10.9
                                              ----------            ----------
      Total receivables                         256.5                  262.7
Less allowance for doubtful accounts            (12.8)                 (10.1)
                                              ----------            -----------
      Net                                     $ 243.7               $  252.6
                                              ==========           ============

(a) Excludes $178.3 of trade accounts receivable that were securitized by Unocal.

On December 15, 1995 Unocal entered into an agreement to sell, on a revolving basis, an undivided interest in a defined pool of Unocal's trade receivables. 76 Products' portion of the defined pool is $178.3. As collections reduce the amount of receivables included in the pool, Unocal sells new receivables to bring the amount sold up to $178.3. Under the terms of the agreement, Unocal retains the risk of credit loss and the collection and administrative responsibilities for the receivables sold. The receivable amounts reported in the accompanying consolidated balance sheets are net of receivables sold.

NOTE 8 - INVENTORIES

Inventories consist of the following:

                                       December 31,               December 31,
                                          1996                       1995

Crude oil and other feedstocks         $  33.0                     $  40.1
Refined products                         181.6                       171.7
Materials and supplies                    39.8                        34.2
Other                                      1.7                         3.3
                                      -----------                 -----------
     Total                             $ 256.1                     $ 249.3
                                      ===========                 ===========
The current replacement cost of inventories exceeded the LIFO inventory value included above by $148.1 and $126.8 at December 31, 1996 and 1995, respectively.

NOTE 9 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                             December 31,          December 31,
                                               1996                   1995

Refining                                      $ 2,289.7            $ 2,197.0
Marketing                                         613.6                605.1
Supply & Transportation                           566.3                487.4
Other                                              65.4                 40.7
                                              -----------          -----------
                                                3,535.0              3,330.2
Less accumulated depreciation and amortization (1,358.3)            (1,253.0)
    Net                                        $2,176.7             $2,077.2
                                              ============         ===========
NOTE 10 - INVESTMENTS IN AFFILIATES

The Company's investments in joint venture affiliates are $16.2 and $21.6 at December 31, 1996 and 1995, respectively, and are classified as other assets on the accompanying consolidated balance sheets. The earnings related to these investments are included in revenues on the accompanying consolidated statements of operations in the amounts of $(6.2), $2.4, and $3.5 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 11- FINANCIAL INSTRUMENTS

The Company uses commodity futures contracts with maturities of one year or less to hedge the impact of fluctuations in prices of crude oil and refined products. Realized and unrealized changes in the market value of futures contracts are deferred until the hedged transaction is recognized. At December 31, 1996, contracts covering 100 thousand barrels of crude oil and 6.3 million gallons of heating oil with a notional amount of $6.9 were outstanding. At December 31, 1995, contracts covering 75 thousand barrels of crude oil and 4.2 million gallons of heating oil with a notional amount of $4.0 were outstanding. The fair values of the contracts, based on quoted market prices, approximate the notional amount.

NOTE 12 - COMMITMENTS

The Company leases service stations, office space and other assets under operating leases with terms expiring at various dates through the year 2053. Certain leases contain renewal options, escalation clauses and require the Company to pay property taxes, insurance and maintenance costs. Certain service station leases provide for the payment of incremental rentals, in addition to any established minimums, contingent upon the achievement of specified levels of sales volumes.

Future minimum rental payments for operating leases, including estimated amounts for property taxes and maintenance costs under such leases, having initial or remaining noncancelable lease terms in excess of one year are as follows:

     1997           $23.0
     1998            20.7
     1999            18.8
     2000            15.9
     2001            13.0
     Balance         54.0
                   --------
                   $145.4
                  =========


Net operating rental expense included in consolidated earnings is as follows:

                                  Years Ended December 31,
                                    1996            1995               1994

Fixed rentals                       $ 29.2        $ 25.1              $ 30.4
Contingent rentals (based primarily
   on sales and usage)                 9.3           9.7                10.9
Less sublease rental income          (17.1)        (18.7)              (18.1)
                                   ---------     ---------           ---------
    Net expense                    $  21.4       $  16.1             $  23.2
                                  ==========     ==========          ==========


Unocal has guaranteed certain obligations of the Company's service station operators amounting to $8.3 at December 31, 1996. Also, the Company purchases crude oil from a number of suppliers. During 1996, Unocal sold certain oil producing properties in California to another company. In connection with that sale, the Company entered into a purchase agreement to purchase the crude oil produced by such properties with various expiration dates through December 31, 1998. During the year ended December 31, 1996, such purchases accounted for approximately 11.4% of total crude purchases. In addition, the Company entered into a one year crude purchase contract with another entity effective November 1, 1996 through October 31, 1997, which is expected to approximate 10% of future crude purchases.

NOTE 13 -  EMPLOYEE BENEFITS EXPENSES

76 Products' employees are included in the various employee benefit plans of Unocal. These plans include the Unocal Retirement Plan, employee and retiree medical, dental and life insurance plans, 401(k) and other such benefits. For the purposes of these separate consolidated financial statements, 76 Products Company is considered to be participating in multiemployer benefit plans.

76 Products' allocated share of employee benefit expenses is $49.8, $46.8 and $46.0 for the years ended December 31, 1996, 1995 and 1994, respectively. No charges have been made to 76 Products by Unocal for the qualified Unocal Retirement Plan as the plan is in an overfunded position for the years stated above.

NOTE 14 - ACCRUED ENVIRONMENTAL LIABILITIES

At December 31, 1996 and 1995, the Company had accrued $33.4 and $44.1, respectively, for estimated future environmental liabilities, of which $21.2 and $18.7 were included in other current liabilities. The accrued environmental liabilities on the accompanying consolidated balance sheet included $27.9 for the remediation of retail marketing sites as of December 31, 1996. Some of the remediation is performed as a result of the Company's programs to replace underground storage tank systems and upgrade its service stations. The Company estimates it could incur additional remediation costs for similar work aggregating approximately $17.6.

NOTE 15 - CONTINGENT LIABILITIES

The Company has certain contingent liabilities with respect to material existing or potential claims, lawsuits and other proceedings, including those involving environmental, tax and other matters, certain of which are discussed more specifically below. The Company accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based on developments to date, the Company's estimates of the outcomes of these matters and its experience in contesting, litigating and settling other matters. As the scope of the liabilities becomes better defined, there will be changes in the estimates of future costs, which could have a material effect on the Company's future results of operations and financial condition or liquidity.

ENVIRONMENTAL MATTERS The Company is subject to loss contingencies pursuant to federal, state and local environmental laws and regulations. These include existing and possible future obligations to investigate the effects of the release or disposal of certain chemical and mineral substances at various sites; to remediate or restore these sites; to compensate others for damage to property and natural resources, for remediation and restoration costs and for personal injuries; and to pay civil penalties and, in some cases, criminal penalties and punitive damages. These obligations relate to sites owned by the Company or others and associated with past and present operations. Liabilities are accrued when it is probable that future costs will be incurred and such costs can be reasonably estimated. However, in many cases, investigations are not yet at a stage where the Company is able to determine whether it is liable or, if liability is probable, to quantify the liability or estimate a range of possible exposure. In such cases, the amount of the Company's liabilities is indeterminable due to the potentially large number of claimants for any given site or exposure, the unknown magnitude of possible contamination, the imprecise and conflicting engineering evaluations and estimates of proper cleanup methods and costs, the unknown timing and extent of the corrective actions that may be required, the uncertainty attendant to the possible award of punitive damages, the recent judicial recognition of new causes of action, and the present state of the law. As discussed in Note 14, the Company has accrued $33.4 and $44.1 for estimated future liabilities at December 31, 1996 and 1995, respectively.

Between August 22 and September 6, 1994, a chemical known as "Catacarb" was released into the environment at the Company's San Francisco Refinery near Rodeo, California. Persons in the surrounding area have claimed that they were exposed to the chemical in varying degrees. As a result, lawsuits have been filed by or on behalf of all persons, alleged to be approximately eight thousand, claiming that they or their property were adversely affected by the releases. Unocal has adequately provided in its accounts for the Catacarb litigation. Such amounts are not included in 76 Product's separate consolidated financial statements.

OTHER MATTERS The Company also has certain other contingent liabilities with respect to litigation, claims and contractual agreements arising in the ordinary course of business. Although these contingencies could result in expenses or judgments that, if aggregated and assumed to occur within a single fiscal year, could be material to the Company's results of operations, the likelihood of such occurrence is considered remote. On the basis of management's best assessment of the ultimate amount and timing of these events, such expenses or judgments are not expected to have a material adverse effect on the Company's consolidated financial condition or liquidity.

NOTE 16 - STOCK-BASED COMPENSATION

The Company's key employees receive certain stock-based compensation under Unocal's Long-Term Incentive Plans of 1991 and 1985. The Financial Accounting Standards Board has issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 is effective for 1996 financial statements. Under the new standard, companies must either expense the value of stock-based compensation or disclose in a footnote what the earnings and earnings per share would be had the value been expensed.

The Company has adopted the disclosure method and the effect on earnings is immaterial.

NOTE 17 - FUTURE ACCOUNTING CHANGES

In 1996, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities", covering the reporting of environmental remediation liabilities effective for fiscal years beginning after December 15, 1996. The initial application of this statement will be reflected as a change in accounting estimate. Revisions of previously issued financial statements are not permitted. The Company is reviewing the potential financial statement impact of adopting the provisions of the SOP.

In 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement is to be applied prospectively to transactions occurring after December 31, 1996. The Company is reviewing the potential financial statement impact of adopting the new accounting standard.